Exhibit 99.1

TRI POINTE HOMES, INC. REPORTS 2022 FIRST QUARTER RESULTS

-Diluted Earnings Per Share of $0.81-
-Homebuilding Gross Margin Percentage of 26.8%-
-Monthly Absorption Rate of 5.7-
-Backlog Units up 3% Year-Over-Year-
-Backlog Dollar Value up 19% Year-Over-Year-

INCLINE VILLAGE, Nev., April 21, 2022 / Tri Pointe Homes, Inc. (the “Company”) (NYSE:TPH) today announced results for the first quarter ended March 31, 2022.
“Tri Pointe Homes delivered another quarter of outstanding results in the first quarter of 2022, highlighted by earnings of $0.81 per diluted share,” said Doug Bauer, Chief Executive Officer of Tri Pointe Homes. “We came in at the high end or above our stated guidance for deliveries, average sales price and homebuilding gross margin percentage, once again demonstrating our ability to successfully execute through the operational challenges that persist in our industry. We also increased the dollar value of our backlog by 19% on a year-over-year basis, putting our company in a great position to deliver on our full-year guidance for 2022.”
Mr. Bauer continued, “Tri Pointe remains focused on improving its operational and financial performance by executing on the strategic initiatives we have emphasized for several quarters now. These include the continued monetization of our long-dated California assets, the growth and build-out of our early-stage markets, a disciplined approach to land acquisition, further improvements to our cost structure across our homebuilding platform and a consistent stock repurchase program. We made progress on each of these fronts in the first quarter of 2022 and expect to see the continued benefits of these efforts in the years to come.”
Mr. Bauer concluded, “Tri Pointe remains focused on delivering long-term stockholder value by executing on these major initiatives and by capitalizing on the opportunities that our industry currently presents. We believe we have charted a path for continued success thanks to our strategic focus, our well-capitalized balance sheet and our seasoned management team, and I am excited for what the future holds for our company.”
Results and Operational Data for First Quarter 2022 and Comparisons to First Quarter 2021
•Net income was $88.5 million, or $0.81 per diluted share, compared to $70.8 million, or $0.59 per diluted share
•Home sales revenue of $725.3 million compared to $716.7 million, an increase of 1%
◦New home deliveries of 1,099 homes compared to 1,126 homes, a decrease of 2%
◦Average sales price of homes delivered of $660,000 compared to $636,000, an increase of 4%
•Homebuilding gross margin percentage of 26.8% compared to 23.9%, an increase of 290 basis points
◦Excluding interest and impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 29.3%*
•SG&A expense as a percentage of homes sales revenue of 11.1% compared to 11.4%, a decrease of 30 basis points
•Net new home orders of 1,896 compared to 1,987, a decrease of 5%
•Active selling communities averaged 111.5 compared to 113.3, a decrease of 2%
◦Net new home orders per average selling community were 17.0 orders (5.7 monthly) compared to 17.5 orders (5.8 monthly)
◦Cancellation rate of 8% compared to 6%

•Backlog units at quarter end of 3,955 homes compared to 3,825, an increase of 3%
◦Dollar value of backlog at quarter end of $2.9 billion compared to $2.5 billion, an increase of 19%
◦Average sales price of homes in backlog at quarter end of $741,000 compared to $641,000, an increase of 16%
•Ratios of debt-to-capital and net debt-to-net capital of 35.7% and 27.8%*, respectively, as of March 31, 2022
•Repurchased 5,295,236 shares of common stock at a weighted average price per share of $23.25 for an aggregate dollar amount of $123.1 million in the three months ended March 31, 2022
•Ended the first quarter of 2022 with total liquidity of $1.0 billion, including cash and cash equivalents of $412.7 million and $568.0 million of availability under the Company’s unsecured revolving credit facility

*	See “Reconciliation of Non-GAAP Financial Measures”

“While the housing industry experienced a material rise in mortgage rates during the first quarter of 2022, it did not dampen the demand for our homes as evidenced by our sales pace of 5.7 homes per community per month,” said Tri Pointe Homes President and Chief Operating Officer Tom Mitchell. “We continued to see motivated buyers at our communities, particularly from the Millennial-aged cohort, which represents a significant pool of buyers for our industry. Other demand drivers include the persistent lack of existing home inventory, the ongoing migration to lower cost areas and a heightened desire for home ownership brought about by the pandemic. We believe these positive demand factors will propel the homebuilding industry forward for years to come.”
Outlook

For the second quarter, the Company anticipates delivering between 1,300 and 1,500 homes at an average sales price between $670,000 and $680,000. The Company expects homebuilding gross margin percentage to be in the range of 26.0% to 27.0% for the second quarter and anticipates its SG&A expense as a percentage of home sales revenue will be in the range of 10.0% to 11.0%. Finally, the Company expects its effective tax rate for the second quarter to be in the range of 25.0% to 26.0%.

For the full year, the Company anticipates delivering between 6,500 and 6,800 homes at an average sales price between $680,000 and $690,000. The Company expects homebuilding gross margin percentage to be in the range of 26.0% to 27.0% for the full year and anticipates its SG&A expense as a percentage of home sales revenue will be in the range of 9.7% to 10.2%. Finally, the Company expects its effective tax rate for the full year to be in the range of 25.0% to 26.0%.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Thursday, April 21, 2022.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer, and Glenn Keeler, Chief Financial Officer. Interested parties can listen to the call live and view the related slides on the Internet under the Events & Presentations heading in the Investors section of the Company’s website at www.TriPointeHomes.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software. The call can also be accessed toll free at (877) 407-3982, or (201) 493-6780 for international participants. Participants should ask for the Tri Pointe Homes First Quarter 2022 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the call. A replay of the call will be available for two weeks following the call toll free at (844) 512-2921, or (412) 317-6671 for international participants, using the reference number 13728529. An archive of the webcast will also be available on the Company’s website for a limited time.

About Tri Pointe Homes, Inc.
One of the largest homebuilders in the U.S., Tri Pointe Homes, Inc. (NYSE: TPH) is a publicly traded company and a recognized leader in customer experience, innovative design, and environmentally responsible business practices. The company builds premium homes and communities in 10 states, with deep ties to the communities it serves—some for as long as a century. Tri Pointe Homes combines the financial resources, technology platforms and proven leadership of a national organization with the regional insights, longstanding community connections and agility of empowered local teams. Tri Pointe has won multiple Builder of the Year awards, most recently in 2019, and made Fortune magazine’s 2017 100 Fastest-Growing Companies list. Named one of the Best Places to Work by the Orange County Business Journal for four consecutive years, Tri Pointe Homes also became a Great Place to Work-CertifiedTM company in 2021. For more information, please visit TriPointeHomes.com.
Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include, but are not limited to, statements regarding our strategy, projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, including our estimates for growth, financial condition, sales prices, prospects, and capital spending. Forward-looking statements that are included in this press release are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” or other words that convey future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effects of the ongoing COVID-19 pandemic, which are highly uncertain and subject to rapid change, cannot be predicted and will depend upon future developments, including the emergence and spread of new strains or variants of COVID-19, the severity and the duration of the outbreak, the duration of existing and future social distancing and shelter-in-place orders, further mitigation strategies taken by applicable government authorities, the availability and acceptance of effective vaccines, adequate testing and treatments and the prevalence of widespread immunity to COVID-19; the impacts on our supply chain, the health of our employees, service providers and trade partners, and the reactions of U.S. and global markets and their effects on consumer confidence and spending; the effects of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; the availability of desirable and reasonably priced land and our ability to control, purchase, hold and develop such parcels; access to adequate capital on acceptable terms; geographic concentration of our operations, particularly within California; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; the prices and availability of supply chain inputs, including raw materials and labor; oil and other energy prices; the effects of U.S. trade policies, including the imposition of tariffs and duties on homebuilding products and retaliatory measures taken by other countries; the effects of weather, including the occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; the risk of loss from acts of war, terrorism, civil unrest or outbreaks of contagious diseases, such as COVID-19; transportation costs; federal and state tax policies; the effects of land use, environment and other governmental laws and regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our homebuyers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission. The foregoing list is not exhaustive. New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contact:
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TriPointeHomes.com, 949-478-8696
Media Contact:
Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021	Change	% Change
Operating Data:	(unaudited)
Home sales revenue	$725,251	$716,675	$8,576	1%
Homebuilding gross margin	$194,591	$171,319	$23,272	14%
Homebuilding gross margin %	26.8%	23.9%	2.9%
Adjusted homebuilding gross margin %*	29.3%	26.8%	2.5%
SG&A expense	$80,695	$81,809	$(1,114)	(1)%
SG&A expense as a % of home sales revenue	11.1%	11.4%	(0.3)%
Net income	$88,499	$70,802	$17,697	25%
Adjusted EBITDA*	$146,091	$126,080	$20,011	16%
Interest incurred	$28,553	$21,179	$7,374	35%
Interest in cost of home sales	$17,065	$20,678	$(3,613)	(17)%

Other Data:
Net new home orders	1,896	1,987	(91)	(5)%
New homes delivered	1,099	1,126	(27)	(2)%
Average sales price of homes delivered	$660	$636	$24	4%
Cancellation rate	8%	6%	2%
Average selling communities	111.5	113.3	(1.8)	(2)%
Selling communities at end of period	116	117	(1)	(1)%
Backlog (estimated dollar value)	$2,929,187	$2,451,805	$477,382	19%
Backlog (homes)	3,955	3,825	130	3%
Average sales price in backlog	$741	$641	$100	16%

	March 31,	December 31,
	2022	2021	Change	% Change
Balance Sheet Data:	(unaudited)
Cash and cash equivalents	$412,703	$681,528	$(268,825)	(39)%
Real estate inventories	$3,288,347	$3,054,743	$233,604	8%
Lots owned or controlled	41,828	41,675	153	0%
Homes under construction (1)	4,214	3,632	582	16%
Homes completed, unsold	25	27	(2)	(7)%
Debt	$1,338,050	$1,337,723	$327	0%
Stockholders’ equity	$2,408,234	$2,447,621	$(39,387)	(2)%
Book capitalization	$3,746,284	$3,785,344	$(39,060)	(1)%
Ratio of debt-to-capital	35.7%	35.3%	0.4%
Ratio of net debt-to-net capital*	27.8%	21.1%	6.7%
__________
(1)     Homes under construction included 98 and 85 models at March 31, 2022 and December 31, 2021, respectively.
*    See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2022	2021
Assets	(unaudited)
Cash and cash equivalents	$412,703	$681,528
Receivables	116,749	116,996
Real estate inventories	3,288,347	3,054,743
Investments in unconsolidated entities	122,366	118,095
Goodwill and other intangible assets, net	156,603	156,603
Deferred tax assets, net	57,096	57,096
Other assets	160,208	151,162
Total assets	$4,314,072	$4,336,223

Liabilities
Accounts payable	$76,015	$84,854
Accrued expenses and other liabilities	490,877	466,013
Loans payable	250,000	250,504
Senior notes	1,088,050	1,087,219
Total liabilities	1,904,942	1,888,590

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 104,980,860 and 109,644,474 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	1,050	1,096
Additional paid-in capital	—	91,077
Retained earnings	2,407,184	2,355,448
Total stockholders’ equity	2,408,234	2,447,621
Noncontrolling interests	896	12
Total equity	2,409,130	2,447,633
Total liabilities and equity	$4,314,072	$4,336,223

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Homebuilding:
Home sales revenue	$725,251	$716,675
Land and lot sales revenue	1,597	1,523
Other operations revenue	644	663
Total revenues	727,492	718,861
Cost of home sales	530,660	545,356
Cost of land and lot sales	475	153
Other operations expense	646	624
Sales and marketing	32,239	40,460
General and administrative	48,456	41,349
Homebuilding income from operations	115,016	90,919
Equity in loss of unconsolidated entities	(55)	(13)
Other income, net	273	108
Homebuilding income before income taxes	115,234	91,014
Financial Services:
Revenues	8,752	2,105
Expenses	5,308	1,407
Equity in income of unconsolidated entities	46	2,691
Financial services income before income taxes	3,490	3,389
Income before income taxes	118,724	94,403
Provision for income taxes	(30,225)	(23,601)
Net income	88,499	70,802
Net income attributable to noncontrolling interests	(1,021)	—
Net income available to common stockholders	$87,478	$70,802
Earnings per share
Basic	$0.82	$0.59
Diluted	$0.81	$0.59
Weighted average shares outstanding
Basic	107,326,911	119,355,252
Diluted	108,197,485	120,086,573

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2022		2021
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
Arizona	70	$733	160	$665
California	514	680	457	672
Nevada	84	686	74	626
Washington	72	972	78	1,001
West total	740	714	769	699
Colorado	43	626	40	602
Texas	220	501	214	453
Central total	263	521	254	477
Maryland	29	579	58	546
North Carolina	18	481	14	368
South Carolina	10	397	4	290
Virginia	39	782	27	730
East total	96	624	103	560
Total	1,099	$660	1,126	$636

	Three Months Ended March 31,
	2022		2021
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Arizona	215	13.3	261	15.2
California	701	39.0	690	38.8
Nevada	145	9.0	255	12.0
Washington	48	3.0	71	4.5
West total	1,109	64.3	1,277	70.5
Colorado	131	8.0	105	5.0
Texas	415	22.5	429	24.0
Central total	546	30.5	534	29.0
Maryland	52	5.2	63	6.0
North Carolina	122	8.0	42	1.8
South Carolina	4	0.5	6	1.0
Virginia	63	3.0	65	5.0
East total	241	16.7	176	13.8
Total	1,896	111.5	1,987	113.3

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of March 31, 2022			As of March 31, 2021
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Arizona	665	$515,500	$775	580	$394,390	$680
California	1,223	1,016,024	831	1,491	1,004,571	674
Nevada	387	302,271	781	317	216,693	684
Washington	105	102,756	979	132	137,379	1,041
West total	2,380	1,936,551	814	2,520	1,753,033	696
Colorado	272	198,666	730	191	115,836	606
Texas	831	473,755	570	713	337,533	473
Central total	1,103	672,421	610	904	453,369	502
Maryland	106	85,952	811	206	118,960	577
North Carolina	201	95,714	476	40	15,770	394
South Carolina	18	7,255	403	5	1,641	328
Virginia	147	131,294	893	150	109,032	727
East total	472	320,215	678	401	245,403	612
Total	3,955	$2,929,187	$741	3,825	$2,451,805	$641

	March 31,	December 31,
	2022	2021
Lots Owned or Controlled:
Arizona	4,278	4,607
California	14,226	15,091
Nevada	2,427	2,161
Washington	938	1,010
West total	21,869	22,869
Colorado	2,121	1,683
Texas	11,467	12,297
Central total	13,588	13,980
District of Columbia	105	15
Maryland	725	558
North Carolina	4,693	3,044
South Carolina	18	414
Virginia	830	795
East total	6,371	4,826
Total	41,828	41,675

	March 31,	December 31,
	2022	2021
Lots by Ownership Type:
Lots owned	22,317	22,136
Lots controlled (1)	19,511	19,539
Total	41,828	41,675
(1) As of March 31, 2022 and December 31, 2021, lots controlled included lots that were under land option contracts or purchase contracts. As of March 31, 2022 and December 31, 2021, lots controlled for Central include 3,317 and 2,950 lots, respectively, and lots controlled for East include 174 and 179 lots, respectively, which represent our expected share of lots owned by our investments in unconsolidated land development joint ventures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2022	%	2021	%
	(dollars in thousands)
Home sales revenue	$725,251	100.0%	$716,675	100.0%
Cost of home sales	530,660	73.2%	545,356	76.1%
Homebuilding gross margin	194,591	26.8%	171,319	23.9%
Add: interest in cost of home sales	17,065	2.4%	20,678	2.9%
Add: impairments and lot option abandonments	489	0.1%	213	0.0%
Adjusted homebuilding gross margin	$212,145	29.3%	$192,210	26.8%
Homebuilding gross margin percentage	26.8%		23.9%
Adjusted homebuilding gross margin percentage	29.3%		26.8%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31, 2022	December 31, 2021
Loans payable	$250,000	$250,504
Senior notes	1,088,050	1,087,219
Total debt	1,338,050	1,337,723
Stockholders’ equity	2,408,234	2,447,621
Total capital	$3,746,284	$3,785,344
Ratio of debt-to-capital(1)	35.7%	35.3%

Total debt	$1,338,050	$1,337,723
Less: Cash and cash equivalents	(412,703)	(681,528)
Net debt	925,347	656,195
Stockholders’ equity	2,408,234	2,447,621
Net capital	$3,333,581	$3,103,816
Ratio of net debt-to-net capital(2)	27.8%	21.1%
__________
(1)    The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt by the sum of total debt plus stockholders’ equity.
(2)    The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is total debt less cash and cash equivalents) by the sum of net debt plus stockholders’ equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP financial measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP. EBITDA means net income available to common stockholders before (a) interest expense, (b) expensing of previously capitalized interest included in costs of home sales, (c) income taxes and (d) depreciation and amortization. Adjusted EBITDA means EBITDA before (e) amortization of stock-based compensation and (f) impairments and lot option abandonments. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Net income available to common stockholders	$87,478	$70,802
Interest expense:
Interest incurred	28,553	21,179
Interest capitalized	(28,553)	(21,179)
Amortization of interest in cost of sales	17,065	20,678
Provision for income taxes	30,225	23,601
Depreciation and amortization	5,285	7,130
EBITDA	140,053	122,211
Amortization of stock-based compensation	5,272	3,656
Impairments and lot option abandonments	766	213
Adjusted EBITDA	$146,091	$126,080